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                                                                    Exhibit 4.32

                          CERTIFICATE OF DESIGNATION

                                      OF

                           SERIES A PREFERRED STOCK

                                      OF

                          DISPLAY TECHNOLOGIES, INC.


     Pursuant to Section 78.1955 of the General Corporation Law of the State of Nevada, the undersigned, J. William Brandner being the President of DISPLAY TECHNOLOGIES, INC., a corporation organized and existing under the laws of the State of Nevada (the "Corporation"), hereby certifies that the following resolution has been hereby adopted by the Board of Directors of the Corporation.

          RESOLVED: That pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation by the provisions of its Articles of Incorporation (the "Articles of Incorporation") there is hereby created, out of 50,000,000 shares of Preferred Stock, $.001 par value, of the Corporation authorized in Article IV of the Corporation's Restated Articles of Incorporation (the "Preferred Stock"), a series of Preferred Stock of the Corporation designated as Series A Convertible Preferred Stock consisting of 50,000 shares, which series shall have the powers, preferences and relative, participating, optional and other rights, and the qualifications, limitations and restrictions, as set forth on Exhibit A hereto.
     ---------

     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designation this 30th day of July, 1999.



                                          ---------------------------------
                                          Name:   J. William Brandner
                                               ----------------------------
                                          Title:  President
                                                ---------------------------
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                                   EXHIBIT A
                                   ---------

                     SERIES A CONVERTIBLE PREFERRED STOCK


     I. Designation. The distinctive serial designation of the series shall be "Series A Convertible Preferred Stock" ("Series A Preferred Stock"). Each share of Series A Preferred Stock shall be identical in all respects to the other shares of Series A Preferred Stock except as to the dates from and after which dividends shall be cumulative thereon. The number of shares of Series A Preferred Stock shall be 50,000 shares. Shares of Series A Preferred Stock redeemed or purchased by the Corporation or converted into Common Stock shall be canceled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series .

     II.  Dividends.

          1. Cumulative dividends shall be payable on shares of Series A Preferred Stock at the rate of 5.25% per year from the date on which the shares of Series A Preferred Stock are issued, payable quarterly on the last day of March, June, September and December in each year, commencing on the first such dividend payment date following the issuance of the Series A Preferred Stock. The rate of dividends payable on each share of Series A Preferred Stock is stated as a percentage of the Liquidation Amount. Dividends on the shares of Series A Preferred Stock shall be cumulative on a quarterly basis. The holders of Series A Preferred Stock, in preference to the holders of any Junior Stock, shall be entitled to receive, as and when declared by the Board out of any funds legally available therefor, cash dividends at the rate set forth in this Article II.

          2. In no event, so long as any shares of Series A Preferred Stock shall be outstanding, shall any dividend, whether in cash or property, be paid or declared, nor shall any distribution be made, on any Junior Stock, nor shall any shares of any Junior Stock be purchased, redeemed (whether pursuant to mandatory redemption or sinking fund provisions, optional redemption provisions or otherwise) or otherwise acquired for value by the Corporation or by any subsidiary of the Corporation, directly or indirectly, unless all dividends on the Series A Preferred Stock for all past dividend periods and for the then current period shall have been paid and all redemption payments then due in respect of the Series A Preferred Stock have been made. The provisions of this paragraph shall not, however, apply to a dividend payable in any Junior Stock, or to the acquisition of shares of any Junior Stock in exchange for shares of any other Junior Stock.

          3. Subject to the foregoing and to any further limitations prescribed in accordance with the provisions of Article IV of the Articles of Incorporation, the Board may declare, out of any funds legally available therefor, dividends upon the then outstanding

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shares of any Junior Stock and no holders of shares of Series A Preferred Stock shall be entitled to share therein.

     III. Liquidation. In the event of any Liquidation, then, before any distribution or payment shall be made to the holders of any Junior Stock, the holders of Series A Preferred Stock shall be entitled to be paid the greater of
(i) the full Liquidation Amount, and (ii) the amount distributable with respect to the shares of Common Stock into which the shares of Series A Preferred Stock are then convertible. If such payment shall have been made in full to the holders of Series A Preferred Stock, the remaining assets and funds of the Corporation shall be distributed among the holders of the Junior Stock, according to their respective rights and preferences and in each case according to their respective shares. If, upon any Liquidation, the amounts so payable are not paid in full to the holders of all outstanding shares of Series A Preferred Stock, then the holders of Series A Preferred Stock shall share ratably in any distribution of assets in proportion to the full amounts to which they would otherwise be respectively entitled. The merger or consolidation of the Corporation with or into one or more other entities or the sale, lease or conveyance of all or a part of its assets shall not be deemed to be a Liquidation within the meaning of the foregoing provisions of this Article III.

     IV.   Redemption.

           1. All shares of Series A Preferred Stock outstanding on the fifth anniversary of the Original Issuance Date shall be redeemed by the Corporation, without regard to whether a Redemption Option shall then be exercisable under
Article IV, Section 2(a) below and without regard to whether any such Redemption Option may have become exercisable and expired under Section 2(b) or (c) below. The redemption under this Section 1 shall take place on a date set by the Majority in Interest by written notice to the Corporation, which date shall be not less than thirty days and not more than 180 days after date of the written notice, at which time the Corporation shall (unless otherwise prevented by law) redeem from the holders of Series A Preferred Stock, at the Redemption Price (as defined below), all the outstanding shares of Series A Preferred Stock.

           2. The holders of Series A Preferred Stock shall have the right (the "Redemption Option") to require the Corporation to redeem the shares of Series A Preferred Stock in accordance with this Article IV, Section 2. The Redemption Option may be exercised with respect to all or part of the shares of Series A Preferred Stock, and if exercised in part, may be exercised from time to time, provided that each exercise shall be for at least 5,000 shares (subject to stock adjustments) or the number of shares remaining outstanding, whichever is less. The Redemption Option shall become exercisable as follows:

           (a) The Redemption Option shall become exercisable upon the occurrence of a Redemption Event. At least 20 days but not more than 60 days prior to each Redemption

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Event, the Corporation shall provide written notice of such Redemption Event (a
"Redemption Notice") to each holder of Series A Preferred Stock and the date on which such Redemption Event is scheduled to occur. If the Redemption Event is one that is not susceptible of such prior written notice, then the Corporation shall deliver a Redemption Notice to each holder of the Series A Preferred Stock within two (2) business days following the occurrence of such Redemption Event. Upon becoming exercisable under this subsection (a), the Redemption Option shall remain exercisable for a period of 30 days following receipt of the Redemption Notice.

          (b) The Redemption Option shall also become exercisable upon the occurrence of an Event of Default. Upon becoming exercisable under this subsection (b), the Redemption Option shall remain exercisable through the first to occur of (x) the fifth anniversary of the Original Issuance Date or (y) in the case of clauses (iv) through (vii) in the definition of the term "Event of Default," the date on which the matter triggering the right to exercise the Redemption Option is cured by the Corporation without any material adverse consequences to the holders of the Series A Preferred Stock (including a material diminution in value of the Series A Preferred Stock). Redemption of the shares of Series A Preferred Stock shall not be an exclusive remedy for and shall be in addition to all other legal and equitable remedies available to the holders thereof if an Event of Default should occur.

          3. Each holder of Series A Preferred Stock may exercise the Redemption Option by sending not less than thirty days' prior written notice (the "Election Notice") to the Corporation (which notice shall state the holders' intention to exercise the Redemption Option, shall state whether the Redemption Option is being exercised pursuant to Section 2(a) or (b) above and the number of shares with respect to which the Redemption Option is being exercised, and shall set a date (each, an "Optional Redemption Date") not less than thirty days and not more than 180 days after such written notice is sent for such redemption). If the Redemption Option is exercised in accordance with this Article IV, the Corporation shall (unless otherwise prevented by law) redeem from the holders of Series A Preferred Stock, at the Redemption Price, all the outstanding shares of Series A Preferred Stock subject to the Election Notice on the Optional Redemption Date.

          4. If the assets of the Corporation available for redemption of Series A Preferred Stock shall be insufficient to permit the payment of the full price required to be paid under this Article IV, then the holders of Series A Preferred Stock shall (in addition to their rights pursuant to Article IV, Section 5 below), share ratably in any such redemption based on the respective number of shares that such holders own.

          5.   The redemption price (the "Redemption Price") shall be equal to
(i) if the Redemption Option is being exercised pursuant to Article IV, Section 1 or Article IV, Section 2(b) above, the Liquidation Amount on the date of such redemption, or (ii) if the Redemption Option is being exercised pursuant to
Article IV, Section 2(a) above, the greater

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of the Liquidation Amount on the date of such redemption or the amount distributable with respect to the shares of Common Stock into which the shares of Series A Preferred Stock are then convertible. On and after any date that the Corporation actually redeems shares of Series A Preferred Stock pursuant to this
Article IV (the "Redemption Date"), all rights in respect of the shares of Series A Preferred Stock to be redeemed, except the right to receive the Redemption Price, shall cease and terminate, and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation. The conversion of any shares of Series A Preferred Stock into Common Stock shall have no effect on the Redemption Price payable in connection with the redemption of the shares of Series A Preferred Stock not so converted. In the event that the Corporation does not have sufficient legally available funds to redeem all shares of Series A Preferred Stock to be redeemed on the Redemption Date, at any time thereafter when additional funds are legally available for redemption, such funds shall be immediately applied by the Corporation to redeem the balance of the shares of Series A Preferred Stock which the Corporation is obligated to redeem under this
Article IV.

          6. Any communication or notice relating to redemption given pursuant to this Article IV shall be sent by first-class certified mail, return receipt requested, postage prepaid, to the holders of record of shares of Series A Preferred Stock, at their respective addresses as the same shall appear on the books of the Corporation, or to the Corporation at the address of its principal or registered office, as the case may be. At any time on or after the Redemption Date, the holders of record of shares of Series A Preferred Stock being redeemed in accordance with this Article IV shall be entitled to receive the Redemption Price upon actual delivery to the Corporation or its agents of the certificates representing the shares to be redeemed.

     V.   Conversion.

          1. Upon the terms set forth in this Article V, each holder of each share of Series A Preferred Stock shall have the right, at such holder's option, at any time and from time to time, to convert such share into the number of fully paid and nonassessable shares of Common Stock equal to the quotient obtained by dividing (i) the Series A Original Issuance Price by (ii) the Conversion Price then in effect.

          2. In the event the Closing Price for the Common Stock for a period of 20 consecutive trading days at any time after the second anniversary of the Original Issuance Date exceeds 200% of the Conversion Price then in effect, then on the next succeeding business day each outstanding share of Series A Preferred Stock, without any action on the part of the holder thereof, shall be deemed automatically converted into the number of fully paid and nonassessable shares
of Common Stock specified in Article V, Section 1 above.   This Section 2 shall
not apply unless the Corporation's Common Stock is listed on the NASDAQ National Market or a national securities exchange.

          3. As promptly as practicable after the conversion of any shares of Series A Preferred Stock into Common Stock, the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled, and a cash amount in respect of any fractional interest in a share of Common Stock as provided in Article V,
Section 4 below. The person in whose name the certificate or certificates for Common Stock are to be issued shall be deemed to have become a stockholder of record on the date the Corporation receives written notice of conversion (the "Conversion Date") unless the transfer books of the Corporation are closed on that date, in which event such person shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date, and the rights of the holder of the shares of Series A Preferred Stock so converted, except for the right to receive accrued but unpaid dividends, shall cease on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Series A Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock representing the unconverted portion of the certificate so surrendered.

          4. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series A Preferred Stock. In lieu of fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the product of (i) the price of one share of Common Stock as determined in good faith by the Board and (ii) such fractional interest.

          5. Unless such adjustment is waived in writing by the Majority in Interest, the Conversion Price shall be subject to adjustment from time to time as follows:

               (a). if and whenever the Corporation shall issue, sell, distribute or otherwise transfer any shares of its Common Stock (including treasury shares), other than as the result of exercises of options or warrants or conversion rights outstanding on the Original Issuance Date, for a consideration per share less than the Conversion Price in effect immediately prior to the time of such issuance, sale or transfer then, upon such event, the Conversion Price shall be reduced to the price determined by dividing (aa) by
(bb), where "(aa)" is an amount equal to the sum of (x) the number of shares of
                                             ------
Common Stock outstanding immediately prior to such event (including as outstanding all shares of Common Stock issuable upon conversion of convertible securities of the Corporation, except for the Series A Preferred Stock, and issuable upon the exercise of warrants, except for warrants issued pursuant to the Purchase Agreement, and options of the Corporation) multiplied by the

                                       5
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then existing Conversion Price, plus (y) the consideration, if any, received by
                                ----
the Corporation upon such event, and "(bb)" is the total number of shares of Common Stock outstanding immediately after such event (including as outstanding all shares of Common Stock issuable upon conversion of convertible securities of the Corporation, except for the Series A Preferred Stock, and issuable upon the exercise of warrants, except for warrants issued pursuant to the Purchase Agreement, and options of the Corporation); provided that, for this purpose in computing the number of shares of Common Stock issuable upon conversion of convertible securities or exercise of warrants or options, any adjustments in the conversion price of such convertible securities or in the exercise price of such warrants or options resulting from the transaction which gave rise to the adjustment in the Conversion Price being calculated shall be taken into account). For the purposes of any adjustment of the Conversion Price pursuant to this clause (a), the following provisions shall be applicable:

                    (A) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions, fees, or other expenses allowed, paid, or incurred by the Corporation for any underwriting or placement or otherwise in connection with the issuance and sale thereof.

                    (B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

                    (C) In the case of the issuance of (x) options or warrants to purchase or rights to subscribe for Common Stock, (y) securities by their terms convertible into or exchangeable for Common Stock or (z) options or warrants to purchase or rights to subscribe for such convertible or exchangeable securities:

                         (i) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options or warrants to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options, warrants, or rights are issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received by the Corporation upon the issuance of such options, warrants, or rights plus the minimum purchase price provided in such options, warrants, or rights for the Common Stock covered thereby;

                         (ii) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options or

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          warrants to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities are issued or such options, warrants, or rights are issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options, warrants, or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options, warrants, or rights (the consideration in each case to be determined in the manner provided in subdivisions (A) and (B) above); and

                         (iii) on any change in the number of shares of Common Stock deliverable upon exercise of any such options, warrants, or rights or conversions of or exchange for such convertible or exchangeable securities or any change in the consideration to be received by the Corporation upon the exercise of any such options, warrants, or rights or conversions of or exchange for such convertible or exchangeable securities, the Conversion Price of the Series A Preferred Stock shall forthwith be readjusted to such Conversion Price of the Series A Preferred Stock as would have applied had the adjustment (made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change) been made upon the basis of such change.

                    (D) In the case of issuance of stock appreciation rights, phantom stock options, or any other contractual arrangement ("SAR's") that provide payments or benefits related to the value of securities ("Base Securities") of the Company, the equivalent number of Base Securities shall be deemed to be issued and outstanding, except that such Base Securities shall not be deemed to be outstanding when calculating an adjustment to the Conversion Price otherwise required hereunder as a result of the future issuance of other securities. The issuance price of any Base Security treated as issued pursuant to this subdivision (D) shall be deemed to be the base value of the Base Security established in the SAR for purposes of calculating payments due under the SAR as the result of appreciation of the Base Security. For example, if an employee is granted the right to receive cash equal to the future value of a specified number of shares of Common Stock in excess of $3.00 per share, for the purposes of this Section 5(a) such shares of Common Stock would be deemed to be issued at $3.00 per share.

                    (E) In the case of any contingent agreement to issue securities, the securities shall be deemed to be outstanding at the time such agreement is entered into (except that such securities shall not be deemed to be outstanding when

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     calculating an adjustment to the Conversion Price otherwise required hereunder as a result of the future issuance of other securities). The sale price of such securities and the sale price of any securities actually issued at the time of such agreement shall be determined for purposes of this Section 5(a) by dividing the sum of the number of securities actually issued and the securities issuable upon satisfaction of the contingency by the total consideration received by the Corporation in connection with such agreement. If the number of securities contingently issuable is not determinable until the contingency occurs, the maximum number of securities issuable upon such occurrence shall be deemed issued at the time of such agreement. If the maximum number of securities is not determinable until the contingency occurs, then upon occurrence of the contingency all securities issued pursuant to the agreement shall be deemed to have been issued at the time the agreement was entered into for the total consideration received by the Corporation pursuant to the agreement and, if such consideration per share of Common Stock is less than the Conversion Price at the time of such agreement, a retroactive adjustment to the Conversion Price shall be made.

                    (F) The Corporation is a party to that certain Agreement and Plan of Merger and Reorganization dated as of July 1, 1999 (the "Lockwood Agreement") by and among the Corporation, Lockwood Acquisitions Corp., Lockwood Sign Group and the shareholders of Lockwood Sign Group (the "Lockwood Shareholders"). The issuance to the Lockwood Shareholders of (i) 415,000 shares of Common Stock pursuant to Section 1.4(a)(ii) of the Lockwood Agreement and (ii) up to 285,000 shares of Common Stock pursuant to Section 1.9(a), (b) and (c) of the Lockwood Agreement shall not give rise to an adjustment of the Conversion Price under this Section 5; provided, however, if the Corporation issues additional shares of Common Stock to the Lockwood Shareholders under Section 1.4(c) or pays additional consideration to the Lockwood Shareholders under Section 1.9(d) of the Lockwood Agreement (in shares of Common Stock), the issuance of shares of Common Stock under Section 1.4(c) and the issuance of shares of Common Stock and the payment of consideration (in shares of Common Stock or otherwise) under Section 1.9(d) shall be considered to be events which may give rise to an adjustment of the Conversion Price under this Section 5, as follows:

               (i) In the case of the issuance of additional shares of Common Stock under Section 1.4(c) of the Lockwood Agreement, each share of Common Stock issued under Section 1.4(c) of the Lockwood Agreement shall be considered issued for the Average Trading Price (as defined in the Lockwood Agreement) of the Common Stock for the last 31 calendar days of the Measuring Period (as defined in the Lockwood Agreement).

               (ii) In the case of the payment of additional shares of Common Stock under Section 1.9(d) of the Lockwood Agreement, each share of

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          Common Stock issued under Section 1.9(d) of the Lockwood Agreement shall be considered issued for the Average Trading Price (as defined in the Lockwood Agreement) during the last 31 days of the Contingent Measuring Period (as defined in the Lockwood Agreement).

          The Corporation is a party to that certain Agreement and Plan of Merger and Reorganization dated as of February 17, 1998 (the "ESC Agreement") by and among the Corporation, Displays Acquisitions Corp., Electronic Sign Corporation and the shareholders of Electronic Sign Corporation (the "ESC Shareholders"). The issuance to the ECS Shareholders of up to 540,000 shares of Common Stock pursuant to Section 1.11 of the ECS Agreement shall not give rise to an adjustment of the Conversion Price under this Section 5.


               (b) If at any time the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, effective the record date for such stock dividend, subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

               (c) If at any time the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, effective the record date for such combination, the Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

               (d) If, at any time, the Corporation shall fix a record date for the making of a dividend or distribution to the holders of its Common Stock of assets (other than regular cash dividends out of earned surplus), evidences of its indebtedness, subscription rights, or warrants, then in each such case the Conversion Price shall be reduced to the amount determined by multiplying (i) the Conversion Price in effect immediately prior to such record date by (ii) a fraction, of which the numerator shall be the total number of outstanding shares of Common Stock (including as outstanding all shares of Common Stock issuable upon conversion of convertible securities of the Corporation, except for Series A Preferred Stock, and issuable upon the exercise of warrants, except for warrants issued pursuant to the Purchase Agreement, and options of the Corporation) multiplied by the current Conversion Price, less the fair market value (as determined in good faith by the Company's Board of Directors) of the portion of the assets or evidences of indebtedness to be distributed or of such subscription rights or warrants, and of which the denominator shall be the total number of outstanding shares of Common Stock on such record date (including as outstanding all shares of Common Stock issuable upon conversion of convertible securities of the Corporation, except for Series A Preferred Stock, and issuable upon the exercise of warrants, except for warrants issued pursuant to the Purchase Agreement, and options of the Corporation) multiplied by the current Conversion Price. Such adjustment shall be made successively whenever such a record date is fixed and shall become effective immediately after the record date for the determination of shareholders entitled to receive the distribution.

               (e) In any case in which the provisions of this Article V shall require that an adjustment become effective immediately after a record date of an event, the Corporation may defer until the occurrence of such event (aa) issuing to the holder of any share of Series A Preferred Stock converted after such record date and before the occurrence of such event the shares of capital stock issuable upon such conversion by reason of the adjustment required by such event in addition to the shares of capital stock issuable upon such conversion before giving effect to such adjustments, and (bb) if applicable, paying to such holder any amount in cash in lieu of a fractional share of capital stock; provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares and cash.

               (f) Whenever the Conversion Price shall be adjusted, the Corporation shall make available for inspection during regular business hours, at its principal executive offices or at such other place as may be designated by the Corporation, a statement signed by its chief executive officer showing in detail the facts requiring such adjustment and the Conversion Price that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested and postage prepaid, to each holder of Series A Preferred Stock affected by the adjustment. Where appropriate, such copy may be given in advance and may be included as part of any notice required to be mailed under the provisions of Article V, Section 5(e)(7) below.

               (g) If the Corporation shall propose to take any action of the types described in clauses (a), (b) or (c) of this Section 5, the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 20 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 30 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

               (h) The Corporation shall at all times keep reserved, free from preemptive rights, out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of Series A Preferred Stock, sufficient shares of Common Stock to provide for the conversion of all outstanding shares of Series A Preferred Stock.

               (i) Without duplication of any other adjustment provided for in this Section 5 at any time the Corporation makes or fixes a record date for the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, provision shall be made so that each holder of Series A Preferred Stock shall receive upon conversion thereof, in addition to the shares of Common Stock receivable thereupon, the number of securities of the Corporation which it would have received had its shares of Series A Preferred Stock been converted into shares of Common Stock on the date of such event and had such holder thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by it pursuant to this paragraph during such period

               (j) The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

               (k) The computations of all amounts under this Section 5 shall be made assuming all other anti-dilution or similar adjustments to be made to the terms of all other securities resulting from the transaction causing an adjustment pursuant to Section 5 have previously been made so as to maintain the relative economic interest of the Series A Preferred Stock vis a vis all other securities issued by the Corporation.

               (l) The Corporation shall take or cause to be taken such steps as shall be necessary to ensure that the par value per share of Common Stock is at all times less than or equal to the Conversion Price.

     VI.  Voting Rights.

          1. The holders of record of Series A Preferred Stock shall have the right to vote with holders of the Common Stock as a single class on all matters submitted for vote to holders of the Common Stock. The number of votes represented by each outstanding share

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

of Series A Preferred Stock outstanding and entitled to vote on such matters shall be equal to the number of whole shares of Common Stock into which such share of Series A Preferred Stock is convertible at the Conversion Price then in effect. Holders of the Series A Preferred Stock shall not have any other voting rights, except where otherwise required by applicable law and except as set forth in Article VII below.

          2. Holders of the Majority in Interest shall have the right to designate one representative to attend and observe all meetings of the Board. Following the designation of such representative of the Majority in Interest by written notice to the Corporation, the Corporation shall deliver to such Representative notice of all meetings of the Board of Directors simultaneously with the delivery of notice to members of the Board.

     VII. Prohibited Transactions.

          For so long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, without the affirmative written consent or approval of the Majority in Interest:

          1. in any manner authorize, create, designate, issue, distribute or sell any class or series of capital stock (including any shares of treasury stock) or rights, options, warrants or other securities convertible into or exercisable or exchangeable for capital stock or any debt security which by its terms is convertible into or exchangeable for any equity security or has any other equity feature or any security that is a combination of debt and equity, which, in each case, as to the payment of dividends, distribution of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, is senior to the Common Stock or which in any manner adversely affects the holders of the Series A Preferred Stock;

          2. in any manner (i) increase the authorized number of shares of Series A Preferred Stock, (ii) alter or change the terms, designations, powers, preferences or relative, participating, optional or other special rights, or the qualifications, limitations or restrictions, of the Series A Preferred Stock, or
(iii) issue, distribute or sell any shares of Series A Preferred Stock other than the 50,000 shares of Series A Preferred Stock issued pursuant to the Purchase Agreement on the Original Issuance Date;

          3. reclassify the shares of any class or series of capital stock into shares of any class or series of capital stock (i) ranking, either as to payment of dividends, distributions of assets or redemptions, including, without limitation, distributions to be made upon a Liquidation, senior to the Common Stock, or (ii) which in any manner adversely affects the rights of the holders of the Series A Preferred Stock in their capacity as such;

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

           4. take any action to cause any amendment, alteration or repeal of any of the provisions of the Articles of Incorporation or the Bylaws of the Corporation, if such amendment, alteration or repeal would have an adverse effect on the rights of the holders of the Series A Preferred Stock;

           5. approve or authorize any Liquidation or any recapitalization of the Corporation; or

           6. enter into any agreement or arrangement to do any of the foregoing.

     VIII. Definitions.

           As used herein, the following terms shall have the following meanings:

           "Affiliate" has the meaning ascribed to it under the Securities Act of 1933, as amended.

           "Board" shall mean the Board of Directors of the Corporation.

           "Change of Control of the Corporation" shall mean any transaction or any event as a result of which (i) any one or more Persons acquires or for the first time controls or is able to vote (directly or through nominees or beneficial ownership) after the Original Issuance Date 25% or more of any class of stock of the Corporation outstanding at the time having power ordinarily to vote for directors of the Corporation or (ii) the control of more than 25% of the number of shares of Common Stock held by Persons on the Original Issuance Date has been transferred (including transfers by and among such Persons) since the Original Issuance Date in the aggregate. For purposes of this paragraph, "Common Stock" shall include shares of Common Stock issuable upon exercise of warrants, options and other rights to acquire Common Stock outstanding on the Original Issuance Date, whether or not at the time exercised or exercisable.

           "Closing Price" shall mean the closing price per share of the Common Stock as reported on the NASDAQ National Market System or, if not so reported, as reported by the principal national securities exchange on which the Common Stock is then traded.

           "Common Stock" shall mean and include the Corporation's authorized Common Stock, par value $.001 per share, as constituted on the Original Issuance Date, and shall also include any capital stock of any class of the Corporation thereafter authorized which shall not be limited to a fixed sum or percentage of par value in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation; provided that the
                                                           --------
shares of Common Stock receivable upon conversion of shares of the Preferred
Stock

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

of the Corporation, shall include only shares designated as Common Stock of the Corporation on the Original Issuance Date.

          "Common Stock Equivalent" shall mean all shares of Common Stock outstanding and all shares of Common Stock issuable (without regard to any present restrictions on such issuance) upon the conversion, exchange or exercise of all securities of the Corporation that are convertible, exchangeable or exercisable for Common Stock and all Common Stock appreciation rights, phantom Common Stock rights and other rights to acquire, or to receive or to be paid amounts of, the Common Stock.

          "Conversion Price" shall mean $3.50, subject to adjustment from time to time in accordance with the provisions of Article V hereof.

          "Directly and Indirectly" shall mean whenever any provision of this Agreement requires or prohibits action to be taken by a Person, that the provision applies regardless of whether the action is taken directly or indirectly by the Person.

          "Event of Default" shall mean (i) a default by the Corporation in the performance of any covenant set forth in the Purchase Agreement or any Ancillary Agreement (as defined in the Purchase Agreement) and the failure of the Corporation to cure any such default within thirty days of receipt of written notice specifying such default from a Majority in Interest, (ii) the representations and warranties made by the Corporation in the Purchase Agreement, or in any schedule or certificate delivered by the Corporation pursuant to the Purchase Agreement, shall prove to be untrue with respect to any material matter on the date as of which the facts set forth therein are stated or certified, and the matter that is the subject of such misrepresentation or breach of warranty shall have resulted in material damages or other material adverse consequences to the holders of Series A Preferred Stock which shall not have been mitigated in full within 90 days of receipt by the Corporation of written notice specifying such misrepresentation or breach of warranty from a Majority in Interest, (iii) the Corporation shall not have employed a chief operating officer reasonably acceptable to a Majority in Interest within one year following the Original Issuance Date, (iv) the Corporation shall fail to declare and pay (on the dates specified in Article II, Section 1) dividends on the Series A Preferred Stock in accordance with Article II, Section 1, (v) a petition shall be filed against the Corporation under any bankruptcy, reorganization, or insolvency law and shall not be dismissed within thirty days after such filing, (vi) the Corporation shall file a petition in bankruptcy or request reorganization under any provision of any bankruptcy, reorganization, or insolvency law or shall consent to the filing of any petition against it under any such law, or (vii) the Corporation shall make a formal or informal assignment for the benefit of its creditors or admit in writing its inability to pay its debts generally when they become due or shall consent to the appointment of a receiver, trustee, or liquidator of the Corporation or of all or any part of the property of the Corporation.

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

          "Junior Stock" shall mean the Common Stock and any other class of stock of the Corporation hereafter authorized over which the Series A Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

          "Liquidation" shall mean any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, other than any dissolution, liquidation or winding up in connection with any reincorporation of the Corporation in Florida or Delaware.

          "Liquidation Amount" shall mean, as to each share of Series A Preferred Stock, the Series A Original Issuance Price plus any accrued but unpaid dividends.

          "Majority in Interest" shall mean the registered holders of a majority of the outstanding shares of Series A Preferred Stock at any given time.

          "Original Issuance Date" for the Series A Preferred Stock means the date of original issuance of the first share of the Series A Preferred Stock.

          "Person" shall mean an individual, partnership, corporation, joint stock company, firm, land trust, business trust, unincorporated organization, limited liability company, or other business entity, or a government or agency or political subdivision thereof.

          "Purchase Agreement" shall mean the Securities Purchase Agreement dated July 30, 1999 between the Company and certain purchasers of the Series A Preferred Stock.

          "Redemption Event" shall mean (i) a sale, merger, consolidation, or share exchange of the Corporation resulting in the transfer of voting control or majority economic interest of the Corporation, (ii) a sale or other disposition of all or substantially all of the Corporation's assets, or (iii) a Change of Control of the Corporation.

          "Sale of the Corporation" shall mean (i) the sale of all or substantially all of the Corporation's assets to a Person who is not an Affiliate of the Corporation, (ii) the sale or transfer of the outstanding capital stock of the Corporation to one or more Persons who are not Affiliates of the Corporation, or (iii) the merger or consolidation of the Corporation with or into another Person who is not an Affiliate of the Corporation, in each case in clauses (ii) and (iii) above under circumstances in which the holders of a majority in voting power of the outstanding capital stock of the Corporation, immediately prior to such transaction, own less than a majority in voting power of the outstanding capital stock of the Corporation or the surviving or resulting corporation or acquirer, as the case may be, immediately following such transaction. A sale (or multiple related sales) of one or more subsidiaries of the

Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitutes all or substantially all of the consolidated assets of the Corporation shall be deemed a Sale of the Corporation.

          "Series A Original Issuance Price" shall mean $100.00 per share of Series A Preferred Stock.

          "Stock" shall mean (i) the presently issued and outstanding shares of Common Stock and Preferred Stock and any options or stock subscription warrants exercisable therefor (which options and warrants shall be deemed to be that number of outstanding shares of Stock for which they are exercisable), (ii) any additional shares of capital stock of the Company hereafter issued and outstanding and (iii) any shares of capital stock of the Company into which such shares may be converted or for which they may be exchanged or exercised.

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